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Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

        We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form S-3) and related Prospectus of Idera Pharmaceuticals, Inc. for the registration of up to $250,000,000 in shares of its common stock, preferred stock, depositary shares, and warrants and to the incorporation by reference therein of our reports dated March 15, 2017, with respect to the financial statements of Idera Pharmaceuticals, Inc., and the effectiveness of internal control over financial reporting of Idera Pharmaceuticals, Inc., included in its Annual Report (Form 10-K) for the year ended December 31, 2016, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Boston, Massachusetts
August 10, 2017

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  Exhibit 23.1
Consent of Independent Registered Public Accounting Firm